UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

GEE GROUP INC.
(Name of Registrant as Specified In Its Charter)

STAR EQUITY FUND, LP
STAR EQUITY HOLDINGS, INC.
STAR OPERATING COMPANIES, INC.
STAR EQUITY FUND GP, LLC
STAR VALUE INVESTMENTS, LLC
STAR INVESTMENT MANAGEMENT, LLC
JEFFREY E. EBERWEIN
RICHARD K. COLEMAN, JR.

Name of Person(s) Filing Proxy Statement, if other than the Registrant

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Star Equity Fund, LP, a Delaware limited partnership (“Star Equity Fund”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a highly-qualified director nominee and to present a proposal for the removal of two directors at the 2026 annual meeting of stockholders of GEE Group Inc., an Illinois corporation.

On June 3, 2026, Star Equity Fund issued the following press release:

Star Equity Fund Announces Director Nomination to GEE Group Board

Calls for Removal of Two Remaining Incumbent Compensation Committee Directors

Old Greenwich, CT – June 3, 2026 – Star Equity Fund, LP ("Star Equity Fund" or "we"), a 5.4% shareholder of GEE Group, Inc. (NYSE American: JOB) ("GEE Group”, “JOB", or the "Company"), announced today the nomination of Rick Coleman for election to the GEE Group board of directors (the “Board”) at the Company’s 2026 annual meeting of shareholders (the “Annual Meeting”). We also recommend shareholders vote to remove two incumbent directors, Peter Tanous and Thomas Vetrano, who approved the Company's egregious 2023 executive employment agreements (the “2023 Agreements”) and have served on the Compensation Committee since that time. We believe these actions represent the best path forward to restore accountability and create value for all shareholders while not triggering the change in control provisions in the 2023 Agreements.

GEE Group Cannot Improve Without Further Change in Board Composition
Gee Group's long-suffering shareholders have endured years of deteriorating operating and financial performance, poor corporate governance, and value destruction under the stewardship of the incumbent Board and management. The facts speak for themselves – JOB’s March 2026 TTM revenue was $86 million, down approximately 48% from a FY 2022 peak of $165 million, and JOB’s share price has declined approximately 58% over the last 5 years. Notably, JOB shares have traded close to cash per share since the end of 2024, a clear vote of no confidence from the market.

Thus far, the Company has failed to respond with corrective action. GEE Group's management and Board have instead stubbornly pursued the same failed strategy, rejecting share repurchases in favor of pursuing expensive and ill-advised acquisitions, concluding a shareholder-driven review of strategic alternatives in April 2024 only to reaffirm the status quo, all while ignoring multiple unsolicited offers to acquire the company. Additionally, the resignations of two directors within the past 3 months, Darla Moore and William Isaacs, seems to be another troubling vote of no confidence. Although the recently announced review of strategic alternatives is a step in the right direction, further change in Board composition is needed to ensure a good outcome. Shareholders deserve, and demand, better.

Two Incumbent Directors Responsible for Poor Corporate Governance, Value Destruction, and Should Be Removed from the Board
The two remaining incumbent directors, Peter Tanous and Thomas Vetrano, who served on the Compensation Committee when the egregious 2023 Agreements were executed, bear direct responsibility for what we believe is a deliberate act of entrenchment and enrichment of an underperforming management team at the expense of shareholders. There was a third director on the Compensation Committee that had approved the egregious 2023 Agreements, but that person has since resigned, leaving just two complicit directors. Further, the 2023 Agreements were made without any regard for shareholders. The 2023 Agreements were never subject to a shareholder vote despite the inclusion of easily triggered, exorbitant severance payments upon a change in control. GEE Group's long-suffering shareholders have endured years of poor corporate governance under the oversight of these two directors.

Our Nominee, Rick Coleman, is Highly Qualified and Prepared to Act in the Best Interests of All Shareholders
Rick Coleman is a highly qualified executive with significant public board and management experience in operational turnarounds and value-maximizing transactions. Currently COO of Star Equity Holdings, Inc., Mr.

Coleman previously served as CEO of staffing company Command Center, Inc. (formerly Nasdaq: CCNI), where he was appointed at the request of certain shareholders following the sudden resignation of the former CEO. In that role, he helped restructure the board to align with strategic objectives, negotiated a proxy fight settlement with a persistent activist investor, and stabilized leadership and operations in a period of unprecedented employee turnover. He subsequently engineered a creative reverse merger transaction with HireQuest, Inc. (Nasdaq CM: HQI) that allowed shareholders to cash out at a premium or retain shares in the new combined company, driving significant shareholder value creation and post-closing share price appreciation. If elected, Mr. Coleman intends to support a robust and transparent sale process, strengthen Board oversight of management, and restore accountability to the Company’s corporate governance and financial performance.

We believe the nomination of Mr. Coleman and our recommendation that shareholders vote to remove two incumbent directors are meaningful first steps on the path to positive change at GEE Group. Taken together, these actions can affect genuine governance reform, adding an independent, shareholder-aligned voice to the Board while removing those most responsible for enriching an underperforming management team at shareholders' expense. Critically, this combination of actions will not trigger a change in control under the 2023 Agreements, ensuring shareholders are not penalized for exercising their legitimate right to hold the Board accountable.

The Time for Action is Now
Star Equity Fund has engaged constructively with the Company since January 2026, proposing merger discussions (ignored by the incumbents), calling for a legitimate sale process, and publicly demanding the removal of anti-shareholder provisions from the 2023 Agreements. With the 2026 Annual Meeting approaching, we believe it is time for change. We urge all GEE Group shareholders to support our nominee and to vote to remove the two incumbent directors who, in our view, have forfeited the right to represent shareholder interests in the GEE Group boardroom.

About Star Equity Fund, LP
Star Equity Fund, LP is an investment fund managed by the Investments Division of Star Equity Holdings, Inc. Star Equity Fund seeks to unlock shareholder value and improve corporate governance at its portfolio companies.

About Star Equity Holdings, Inc.
Star Equity Holdings, Inc. (Nasdaq: STRR) is a diversified holding company with four divisions: Building Solutions, Business Services, Energy Services, and Investments.

For more information contact:
Star Equity Fund, LP	The Equity Group
Jeffrey E. Eberwein	Lena Cati
Portfolio Manager	Senior Vice President
203-489-9501	212-836-9611
jeff.eberwein@starequity.com	lena.cati@theequitygroup.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Star Equity Fund, LP (“Star Equity Fund”), together with the other participants named herein (collectively, “Star Equity”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of a highly-qualified director nominee and to present a proposal for the removal of two directors at the 2026 annual meeting of stockholders of GEE Group Inc., an Illinois corporation (the “Company”).

STAR EQUITY STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY

WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Star Equity Fund, Star Equity Holdings, Inc. (“Star Equity Holdings”), Star Operating Companies, Inc. (“Star Operating Companies”), Star Equity Fund GP, LLC (“Star Equity Fund GP”), Star Value Investments, LLC (“Star Value”), Star Investment Management, LLC (“Star Investment Management”), Jeffrey E. Eberwein, and Richard K. Coleman, Jr.

As of the date hereof, Star Equity Fund beneficially owns directly 5,969,762 shares of common stock, no par value, of the Company (the “Common Stock”). Star Equity Fund GP, as the general partner of Star Equity Fund, may be deemed to beneficially own the 5,969,762 shares of Common Stock owned directly by Star Equity Fund. Star Value, as the sole member of Star Equity Fund GP, and wholly owned subsidiary of Star Operating Companies, may be deemed to beneficially own the 5,969,762 shares of Common Stock owned directly by Star Equity Fund. Star Equity Holdings, as the parent company of Star Operating Companies, may be deemed to beneficially own the 5,969,762 shares of Common Stock owned directly by Star Equity Fund. Star Operating Companies, as the parent of Star Value, sole member of Star Management, and limited partner of Star Equity Fund, may be deemed to beneficially own the 5,969,762 shares of Common Stock owned directly by Star Equity Fund. Star Investment Management, as the investment manager of Star Equity Fund, may be deemed to beneficially own the 5,969,762 shares of Common Stock owned directly by Star Equity Fund. Mr. Eberwein as the manager of Star Equity GP and Star Investment Management, may be deemed to beneficially own the 5,969,762 shares of Common Stock owned directly by Star Equity Fund. As of the date hereof, Mr. Coleman does not beneficially own any shares of Common Stock.